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Exhibit 99.1

FOR IMMEDIATE RELEASE



                         LEXINGTON B & L FINANCIAL CORP.
                   ANNOUNCES EXECUTIVE MANAGEMENT APPOINTMENTS

        Lexington, Missouri (December 17, 2001)-- Lexington B & L Financial Corp. (Nasdaq SmallCap: LXMO) today announced new appointments to its executive management team, effective as of December 21. E. Steva Vialle, currently Executive Vice President and Chief Operating Officer, will become Chief Executive Officer. William J. Huhmann, currently Senior Vice President and Chief Financial Officer, will become President and Chief Financial Officer. Erwin Oetting, Jr., currently the Chairman of the Board, President and Chief Executive Officer, will continue to serve as Chairman of the Board of Directors.

        Additionally, the Company announced new appointments to the executive management of its wholly-owned subsidiary, B&L Bank. E. Steva Vialle, currently Executive Vice President and Chief Operating Officer, will become Chief Executive Officer of the Bank. Mark Summerlin, currently a Senior Vice President, will become President of the Bank. William J. Huhmann will continue to serve as Chief Financial Officer of the Bank. Terry Thompson, currently Senior Vice President, will become Executive Vice President of the Bank. Erwin Oetting, Jr., currently the Chairman of the Board, President and Chief Executive Officer, will continue to serve as Chairman of the Board of Directors of the Bank.

        "The new appointments to our executive management team reflect the hard work and dedication of our management group and should position B & L Bank to continue its tradition of community banking excellence," said Erwin ("Sonny") Oetting, Jr. "Although my day-to-day role in the Bank will be diminished, I look forward to continuing to serve in an active role as Chairman."

        Lexington B & L Financial Corp. is the holding company for B & L Bank, headquartered in Lexington, Missouri.



Contact:                      E. Steva Vialle
                              Executive Vice President
                              (660) 259-2247